Exhibit 99.3

CONSENT OF PROPOSED DIRECTOR

Pursuant to Rule 438 of the Securities Act of 1933, the undersigned hereby consents to being named as proposed director of CSR plc (“CSR”) in the Registration Statement on Form F-4 of CSR, relating to the proposed merger wherein Zeiss Merger Sub, Inc., a wholly owned subsidiary of CSR, will merge with and into Zoran, with Zoran surviving the merger as a wholly owned subsidiary of CSR.

/S/ LEVY GERZBERG
Levy Gerzberg, Ph.D.

Sunnyvale, California

April 18, 2011